Exhibit 99.1

Internal Memorandum

Date: THURSDAY, DEC. 3, 2020

To:	Delta Colleagues Worldwide

From:	Ed Bastian, CEO

Subject:	Expanding our layers of protection

With COVID cases surging, our core mission of keeping our people and customers safe and healthy means we’ll be continuing to expand our layers of protection to slow the spread of the virus.

Central to that effort is employee testing. Delta has been a leader in testing since the beginning of the pandemic, and now we’re broadening our testing capacity to allow our people to test weekly for the virus.

Our partners at Mayo Clinic have advised that virus spread could be reduced by 90 percent with weekly testing, reducing asymptomatic transmission. We’re achieving this expansion of our testing by increasing onsite rapid testing, providing testing kits at workplaces with smaller employee populations, and offering at-home testing kits to all U.S. employees. More information on employee testing is available here.

Another layer of protection that we are adding is a voluntary contact-tracing program for inbound international customers, which will provide essential tracing information directly to the Centers for Disease Control, if needed. And we recently announced a first-of-its-kind testing protocol, in partnership with the Aeroporti di Roma and Hartsfield-Jackson Atlanta International Airport, that will allow quarantine-free entry into Italy starting Dec. 19.

These efforts continue to be critical to your health and safety, as well as to the future of our business, given that many of our customers still have concerns about air travel. While we enjoyed an increase in travel volumes over the Thanksgiving holiday, in reality they were still less than half of what we normally fly during the holiday.

We’ve always said this was going to be a choppy recovery, and that’s been true in recent weeks – like others in the industry, we’ve seen some slowing of demand and forward bookings as COVID cases have risen across the U.S. Revenues are slowly coming back, but we still expect to be at just 30 percent of our 2019 levels for the fourth quarter.

That slowdown has pressured our daily cash burn by about $2 million per day and we’re now expecting to end up around $12 million to $14 million per day for the quarter. That’s solid improvement from the $24 million daily burn rate in the third quarter. While the environment continues to be volatile, I’m encouraged that we are still on track to reach the break-even point in the spring, and that outlook has been bolstered by continued positive developments with vaccines.

While it will take months for a vaccine to be broadly distributed, it’s a clear sign of light at the end of the tunnel. Widespread vaccinations among our customers and our employees will be essential to Delta’s sustained recovery and the start of our rebound.

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Another recent positive development for the Delta family was the ratification of an agreement protecting all of our pilots from furlough. This was the final step that enabled us to reach our goal of avoiding involuntary furloughs across all of our employee groups in the U.S. I appreciate the collaboration with ALPA leadership, and the leadership shown by our pilots in ratifying the agreement.

These are among many reasons to be hopeful and thankful as we move into the winter holidays. Our Season of Thanks campaign gives us all an opportunity to recognize our colleagues who have gone above and beyond to represent the Delta Difference and thank them for never wavering in their belief in our airline.

We have a number of ways you can express thanks to your colleagues, as well as to our customers, who are extended members of the Delta family. More information is available on Deltanet.

Speaking of gratitude, I want to express my thanks to all of you who worked in the operation over the Thanksgiving holiday. Despite some operational challenges, including scheduling-related cancellations, everyone came together as a team to take care of our customers and ensure everyone’s health, safety and comfort. While a number of our customers were delayed due to the cancellations, we were able to reaccommodate virtually all and get them to their destinations on the day scheduled. I want to assure everyone that, true to the Delta culture, we will incorporate our learnings and expect a smooth operation for the winter holiday travel season.

Your performance continues to set the standard, even in difficult times. Thank you for all you are doing as we close out this year and move forward together toward 2021.

Ed

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